Exhibit 99.1

Keypath Education International, Inc.

ARBN: 649 711 026

ASX code: KED

www.keypathedu.com

ASX Announcement

May 24, 2024

Q3 FY24 (March 31, 2024) Results

Keypath Education International, Inc. (Keypath or the Company) (ASX: KED) today released its results for the quarter ended March 31, 2024 (Q3 FY24). The results have been cross-filed from the 10-Q filed with the U.S. Securities and Exchange Commission (SEC) and are prepared in U.S. dollars (the Company’s functional and presentation currency) under U.S. GAAP and are unaudited. Similarly, any financial measures presented in the results are unaudited.

Keypath continues to deliver strong growth and results in Q3 FY24 and raises FY24 guidance

●	Strong revenue growth in Q3 FY24 and Q3 YTD FY24

o	Q3 FY24 revenue of US$35.7 million, 8.6% higher than Q3 FY23 (10.4% higher on a constant currency basis)

o	Q3 YTD FY24 revenue of US$102.6 million, 12.1% higher than Q3 YTD FY23 (13.5% higher on a constant currency basis)

o	Q3 FY24 and Q3 YTD FY24 revenue within Healthcare[1] 18.7% and 24.4% higher than Q3 FY23 and Q3 YTD FY23, respectively

●	Contribution margin and Adjusted EBITDA[2] continue to improve as vintages[3] with improved growth, unit economics and returns profiles work through our unit economic model

o	Q3 FY24 gross profit[4] of US$8.0 million, US$1.9 million higher than Q3 FY23

o	Q3 FY24 contribution margin of US$9.1 million, US$2.0 million higher than Q3 FY23

o	Q3 YTD FY24 gross profit of US$23.9 million, US$10.8 million higher than Q3 YTD FY23

o	Q3 YTD FY24 contribution margin of US$27.2 million, US$10.8 million higher than Q3 YTD FY23

o	Q3 FY24 net loss of US$2.5 million, US$2.0 million lower than Q3 FY23

o	Q3 FY24 Adjusted EBITDA of US$0.4 million (including US$0.2 million foreign currency exchange losses), US$1.5 million higher than Q3 FY23

o	Q3 YTD FY24 net loss of US$7.4 million, US$10.6 million lower than Q3 YTD FY23

o	Q3 YTD FY24 Adjusted EBITDA of US$2.7 million (including US$0.4 million foreign currency exchange losses), US$10.5 million higher than Q3 YTD FY23

●	Strong cash position

o	Positive net cash flow in Q3 FY24 (adjusted for one-time costs) with minimal cash burn Q3 YTD FY24.

o	US$41.2 million (no debt) as of March 31, 2024

o	Organic growth fully funded through to cash flow breakeven

1	Healthcare includes Nursing, Health & Social Services verticals.

2	Contribution margin, contribution margin % and Adjusted EBITDA are Non-GAAP measures. For more information, including the definitions of Non-GAAP measures and reconciliations to comparable U.S. GAAP financial measures, refer to the “Reconciliation of U.S. GAAP to Non-GAAP Financial Measure” section below.

3	Vintage year or vintage cohort refers to the fiscal year in which the first student intake occurred for any given program. For example, if a program commences on July 1, 2023, it will be classified as an FY24 vintage. Fiscal year is from July 1 to June 30.
4	Gross Profit is U.S. GAAP financial measure that represents revenue less cost of goods and services sold or operating expenses directly attributable to the revenue generation activity, refer to the “Reconciliation of U.S. GAAP to Non-GAAP Financial Measure” section below.

●	Driven by our strong results, increased cost efficiency, and the impact of previously disclosed transitioned programs[5], we are raising FY24 revenue guidance range to US$137 million – US$139 million and raising our FY24 Adjusted EBITDA guidance range to US$2 million – US$4 million and expect continuing improvements in positive Adjusted EBITDA into FY25

Keypath’s Founder and CEO, Steve Fireng, said, “We are pleased with our continued progress in FY24 with strong revenue and Adjusted EBITDA growth in Q3 FY24 resulting in upgraded FY24 guidance. These Q3 FY24 results, including the increase in enrollments, demonstrate our strategic focus on Healthcare in the U.S., and the APAC region, providing us with confidence in driving revenue growth and continued profitability improvements in the coming periods, having reached Adjusted EBITDA profitability in FY24.

While we continue to move our investment from our mature vintages to newer vintages and programs where we see the strongest demand, we have driven significant improvement in contribution margin as our recent larger vintages progress through our unit economic model, despite our most recent vintages being the largest in our history and in their deepest investment phase. We are pleased with the progress and outcomes within Healthcare programs as we continue to build out a global Healthcare platform. We expect that these investments, along with the continued expansion in APAC, will provide long-term sustainable and profitable growth for Keypath.

Further underlining our confidence in the future, we continue to expect future vintages will achieve US$25 million - US$35 million in revenue at maturity. Keypath is well-positioned to expand its technology and services to continue assisting universities in providing quality access to education in a digital environment, including by continuing to grow our programs across partners and regions.”

Key Financial Metrics6

US$M	Q3 FY24	Q3 FY23	Change $	Change %	Q3 YTD FY24	Q3 YTD FY23	Change $	Change %
Revenue	35.7	32.9	2.8	8.6%	102.6	91.6	11.1	12.1%
Gross profit	8.0	6.1	1.9	30.6%	23.9	13.1	10.8	82.3%
Gross profit %	22.3%	18.5%	3.8%	376 bps	23.3%	14.3%	9.0%	897 bps
Net loss	(2.5)	(4.5)	2.0	(43.7)%	(7.4)	(18.0)	10.6	(58.9)%
Contribution margin[7]	9.1	7.2	2.0	27.9%	27.2	16.4	10.8	66.0%
Contribution margin %[7]	25.6%	21.8%	3.9%	385 bps	26.5%	17.9%	8.6%	861 bps
Adjusted EBITDA[7]	0.4	(1.1)	1.5	(138.9)%	2.7	(7.9)	10.5	(134.1)%

5	As previously disclosed, guidance includes revenue and Adjusted EBITDA from transitioned programs. FY24 is expected to have US$8.4 million of revenue and US$4.7 million of Adjusted EBITDA (including US$1.9 million of additional bonus expense) contributed by transitioned programs. There will also be some impact in FY25, however the FY25 impact is expected to be at a lower level than in FY24.
6	Financial information in this presentation including, totals and percentages, may be subject to rounding.
7	Contribution margin, contribution margin % and Adjusted EBITDA are Non-GAAP measures. For more information, including the definitions of Non-GAAP measures and reconciliations to comparable U.S. GAAP financial measures, refer to the “Reconciliation of U.S. GAAP to Non-GAAP Financial Measure” section below.

Key Operating Metrics

	Q3 FY24	Q3 FY23	Change	Change %
Partners	40	43	(3)	(7.0)%
Course enrollments - QTR	38,580	35,940	2,640	7.3%
Course enrollments - YTD[8]	86,332	81,699	4,633	5.7%

Revenue growth continues in Q3 FY24

Keypath has delivered revenue growth in Q3 FY24 with revenue increasing 8.6% to US$35.7 million (10.4% growth on a constant currency basis when adjusted for unfavorable foreign exchange impacts of US$0.6 million9). Q3 YTD FY24 revenue grew 12.1% to US$102.6 million (13.5% higher on a constant currency basis when adjusted for unfavorable foreign exchange impacts of US$1.3 million).

We have continued to see demand for programs in the North American region in Healthcare and more broadly in APAC. Our pipeline of new programs continues to be at high levels, underpinning our confidence in the longer-term growth prospects of the Company.

Contribution margin and Adjusted EBITDA continue to improve as vintages progress through our unit economic model despite investment in large new vintages

Gross profit for Q3 FY24 increased by US$1.9 million to US$8.0 million, and by US$10.8 million to US$23.9 million in Q3 YTD FY24. Net loss decreased by US$2.0 million to US$2.5 million in Q3 FY24, and by US$10.6 million to US$7.4 million in Q3 YTD FY24.

Contribution margin for Q3 FY24 increased by US$2.0 million to US$9.1 million, and by US$10.8 million to US$27.2 million in Q3 YTD FY24, reflecting the large recent vintages progressing through our unit economic model to maturity, offsetting the large number of programs we have signed recently that are in their deepest investment phase and the FY21-FY25 vintages being very large vintages, in terms of size and investment and expected steady-state revenue of US$25 million – US$35 million.

Adjusted EBITDA increased by US$1.5 million to US$0.4 million in Q3 FY24, and by US$10.5 million to US$2.7 million in Q3 YTD FY24 (US$3.1 million on a constant currency basis), reflecting our continued growth, strategic focus, and cost efficiency and leverage we are driving, further enhanced by our investment efficiency with slightly lower period-on-period investment of US$3.7 million in Q3 FY24 (compared to US$4.0 million in Q3 FY23) and US$10.0 million in Q3 YTD FY24 (compared to US$11.1 million in Q3 YTD FY23) in incremental costs associated with the large, new vintages noted above.

8	Q3 YTD FY24 include estimates for enrollments pending invoicing. Note that course enrollments are counted in the quarter in which the applicable term began.
9	The comparisons at constant currency rates (foreign exchange) reflect comparative local currency foreign exchange rates at the prior period’s average foreign exchange rates. This measure provides information on the change in revenue assuming that foreign currency exchange rates have not changed between the prior period and the current period. Management believes the use of this measure aids in the understanding of changes in revenue without the impact of foreign currency.

Cash Flows and Position

As of March 31, 2024, the Company had total cash on hand of US$41.2 million, reflecting net cash outflow of US$0.5 million in Q3 FY24 and US$5.6 million in Q3 YTD FY24, driven by stronger operational results and strong working capital management.

After adjusting for the US$1.2 million cash impact of the US$0.7 million expense in SEC registration costs in Q3 FY24, Q3 FY24 net cash inflow was US$0.7 million compared to the net cash outflow of US$14.7 million in Q3 FY23.

After adjusting for the US$2.2 million cash impact of the US$2.4 million expense in SEC registration costs in Q3 YTD FY24, Q3 YTD FY24 net cash outflow was US$3.4 million compared to the net cash outflow of US$18.2 million in Q3 YTD FY23, after adjusting for the US$2.0 million one-time cash settlement of long-term incentive plan cash awards and US$2.1 million related to a net-share settlement of stock-based awards and one-time employee stock repurchases in Q3 YTD FY23.

The Company remains debt-free and fully funded to pursue the Company’s growth objectives.

US$M	Q3 FY24	Q3 FY23	Change $	Q3 YTD FY24	Q3 YTD FY23	Change $
Net cash from operating activities	1.4	(13.2)	14.6	(0.8)	(16.3)	15.4
Net cash from investing activities	(1.5)	(1.4)	(0.1)	(4.4)	(3.9)	(0.4)
Net cash from financing activities	(0.0)	(0.0)	-	(0.1)	(1.9)	1.9
Effect of exchange rate changes on cash	(0.4)	(0.1)	(0.3)	(0.3)	(0.2)	(0.2)
Net change in cash	(0.5)	(14.7)	14.2	(5.6)	(22.3)	16.7

Net cash provided by operating activities was US$1.4 million Q3 FY24, reflecting the timing of collections and payments, employee costs and direct marketing required to procure, develop and manage new programs ahead of their launch. Q1 and Q3 are typically lower cash receipt quarters as our largest student starts / enrollments are typically in these quarters with a relatively high cash outflow versus cash inflow. Quarterly cash flow is also impacted by the timing of launches and therefore spending on new programs. The use of cash in the quarter was expected and is in line with our plan for the full year.

Net cash used in investing activities was US$1.5 million in Q3 FY24, primarily representing the capitalized value of employee and contractor costs directly involved in the development of programs and eligible for capitalization under U.S. GAAP.

FY24 Outlook

Keypath is continuing to drive positive business momentum into the end of FY24 with our growth proving the value of our OPM offering. Our continued expansion in Healthcare and Southeast Asia is providing the foundation for our future growth while our profitability improvements are ensuring the long-term sustainability of this growth.

With these strong results and as we continue to position the Company for long-term growth, our strategic focus and execution continues to progress well reflected in us:

●	Raising our FY24 revenue guidance to US$137 million – US$139 million on a constant currency basis[10] (from the upper end of US$130 million – US$135 million)

●	Raising our FY24 Adjusted EBITDA guidance to US$2 million – US$4 million on a constant currency basis (from US$0 million – US$2 million)

As previously disclosed, guidance includes revenue and Adjusted EBITDA from transitioned programs. FY24 is expected to have US$8.4 million of revenue and US$4.7 million of Adjusted EBITDA (including US$1.9 million of additional bonus expense) contributed by transitioned programs. There will also be some impact in FY25, however the FY25 impact is expected to be at a lower level than in FY24.

With our track record of revenue growth, the largest vintages in our history moving through our unit economic model and the profitability this is driving, we remain confident of delivering long-term sustainable revenue growth.

We are well funded to cash flow positivity and are confident of driving continued improvements in positive Adjusted EBITDA into FY25.

10	FY24 guidance is on constant currency basis assuming USD:AUD rate of 0.67.

Q3 FY24 Results Briefing

A briefing on our Q3 FY24 results will be held at 10.30am (AEST) on May 24, 2024. Participants can register for the Investor Briefing webcast through the following link: Register for Investor Briefing

Further Information

Investor Contact

Malcolm McNab

Director of Investor Relations

malcolm.mcnab@keypathedu.com.au

+61 3 9081 8945

About Keypath

Founded in 2014, Keypath is a global, market-leading edtech company in the online program management (OPM) market. In collaboration with its university partners, Keypath delivers career-relevant, technology-enabled online higher education programs with the goal of preparing students for the future of work. The suite of services Keypath provides to its university partners includes designing, developing, launching, marketing, and managing online programs. Keypath also undertakes market research and provides student recruitment, support and placement services. The services Keypath provides are underpinned by KeypathEDGE, its integrated technology and data platform. Keypath has approximately 700 employees with operations in Australia, the United States, Canada, the UK, Malaysia and Singapore.

Forward Looking Statements

This announcement, including the information set forth under the heading “FY24 Outlook” and other statements regarding financial guidance, contains forward-looking statements. Forward-looking statements may include statements regarding Keypath’s intentions, objectives, plans, expectations, assumptions and beliefs about future events, including Keypath’s expectations with respect to the financial and operating position or performance of its business, its capital position and future growth. Forward-looking statements are based on assumptions and contingencies that are subject to change without notice and are not guarantees of future performance. They involve known and unknown risks, uncertainties and other important factors, many of which are beyond the control of Keypath, its directors and management and which may cause actual outcomes to differ materially from those expressed or implied in this announcement, including (but are not limited to): (1) trends in the higher education market and the market for online education, and expectations for growth in those markets, (2) the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies, (3) the impact of competition on our industry and innovations by competitors, (4) our ability to comply with evolving regulations and legal obligations related to third-party servicers, revenue models, data privacy, data protection and information security, (5) our expectations about the potential benefits of KeypathEDGE data insights, (6) our dependence on third parties to provide certain technological services or components used in our platform, (7) our ability to execute our growth strategy, (8) the effect of the announcement and pendency of the separately announced proposed merger on the Company’s relationships with its customers and suppliers and on its business generally and (9) the other factors described in the Company’s filings with the SEC, including, but not limited to, the factors discussed under the heading “Risk Factors” in such filings. Forward-looking statements should be read in conjunction with, and are qualified by reference to, information in this announcement or previously released by Keypath to ASX and the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which are provided for illustrative purposes only and are not necessarily a guide to future performance. No representation or warranty is made by any person as to the likelihood of achievement or reasonableness of any forward-looking statements, and to the maximum extent permitted by law, responsibility for the accuracy or completeness of any forward-looking statements is disclaimed, and except as required by law or regulation (including the ASX Listing Rules), Keypath undertakes no obligation to update any forward-looking statements.

Restriction on Purchases of CDIs by U.S. Persons

Keypath is incorporated in the U.S. State of Delaware and none of its securities have been registered under the U.S. Securities Act of 1933 or the laws of any state or other jurisdiction in the United States. Trading of Keypath’s CHESS Depositary Interests (CDIs) on the Australian Securities Exchange (ASX) is not subject to the registration requirements of the U.S. Securities Act in reliance on Regulation S under the U.S. Securities Act and a related ‘no action’ letter issued by the U.S. Securities and Exchange Commission to the ASX in 2000. As a result, the CDIs are “restricted securities” (as defined in Rule 144 under the U.S. Securities Act) and may not be sold or otherwise transferred except in transactions exempt from, or not subject to, the registration requirements of the U.S. Securities Act. For instance, U.S. persons who are qualified institutional buyers (QIBs, as defined in Rule 144A under the U.S. Securities Act) may purchase CDIs in reliance on the exemption from registration provided by Rule 144A. To enforce the transfer restrictions, the CDIs bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to U.S. persons excluding QIBs. In addition, hedging transactions with regard to the CDIs may only be conducted in compliance with the U.S. Securities Act.

Keypath Education International, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands of U.S. dollars)

	March 31, 2024	June 30, 2023
ASSETS
Current Assets
Cash	$41,223	$46,840
Accounts receivable, net of allowance	10,497	10,947
Prepaid expenses and other current assets	1,577	2,232
Total Current Assets	53,297	60,019
Property and equipment, net	707	1,007
Operating lease right-of-use assets	173	392
Goodwill	8,754	8,754
Intangible assets, net	8,611	7,589
Contract acquisition costs	2,523	3,023
Deferred tax asset	253	1,103
Other assets	362	420
Total Assets	$74,680	$82,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,738	$6,991
Accrued liabilities	12,355	12,704
Deferred revenue	5,379	7,023
Income tax payable	587	508
Operating lease liabilities	426	553
Total Current Liabilities	25,485	27,779
Deferred tax liabilities	62	29
Long-term operating lease liabilities	139	440
Total Liabilities	25,686	28,248

Stockholders’ Equity
Common stock	2,147	2,140
Additional paid-in capital	259,677	257,564
Accumulated deficit	(212,377)	(204,970)
Accumulated other comprehensive loss	(453)	(675)
Total Stockholders’ Equity	48,994	54,059
Total Liabilities and Stockholders’ Equity	$74,680	$82,307

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Keypath Education International, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Revenue	$35,699	$32,866	$102,608	$91,554
Operating expenses:
Salaries and wages	19,062	17,771	53,564	54,326
Direct marketing	12,461	12,214	34,778	34,770
General and administrative	4,248	4,050	13,620	12,071
Depreciation and amortization	1,527	1,323	4,231	4,062
Stock-based compensation	751	1,220	2,170	3,103
Total operating expenses	38,049	36,578	108,363	108,332
Operating loss	(2,350)	(3,712)	(5,755)	(16,778)
Interest expense	(50)	-	(50)	-
Other expense, net	(197)	(370)	(398)	(558)
Loss before income taxes	(2,597)	(4,082)	(6,203)	(17,336)
Income tax benefit (expense)	50	(439)	(1,204)	(699)
Net loss	$(2,547)	$(4,521)	$(7,407)	$(18,035)

Loss per share:
Net loss per common share, basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.08)
Weighted-average shares of common stock outstanding, basic and diluted	214,694,686	213,630,891	214,515,117	212,778,578

Comprehensive loss:
Net loss	$(2,547)	$(4,521)	$(7,407)	$(18,035)
Foreign currency translation adjustment	(153)	74	222	(39)
Total comprehensive loss	$(2,700)	$(4,447)	$(7,185)	$(18,074)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Keypath Education International, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands of U.S. dollars)

	Nine Months Ended March 31,
	2024	2023
Operating activities:
Net loss	$(7,407)	$(18,035)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	4,231	4,062
Stock-based compensation	2,170	3,103
Deferred compensation liability	-	1,825
Deferred income taxes	874	552
Other, net	207	86
Changes in operating assets and liabilities:
Accounts receivable	420	(7,177)
Prepaids and other	599	923
Accounts payable and accrued liabilities	(434)	(6,106)
Deferred revenue	(1,574)	4,851
Income tax payable	65	(370)
Net cash from operating activities	(849)	(16,286)

Investing activities:
Capitalized software and website development costs	(4,172)	(3,324)
Purchases of property and equipment	(232)	(630)
Net cash from investing activities	(4,404)	(3,954)

Financing activities:
Payments of taxes from withheld shares	(50)	(1,413)
Employee stock repurchases	-	(516)
Net cash from financing activities	(50)	(1,929)

Effect of exchange rate changes on cash	(314)	(162)
Net change in cash	(5,617)	(22,331)
Cash at beginning of period	46,840	59,179
Cash at end of period	$41,223	$36,848

Supplemental cash flows information:
Income taxes paid	$242	$390

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Reconciliation of U.S. GAAP to NON-GAAP Financial Measures (Unaudited)

This announcement includes references to, and analysis of, contribution margin, contribution margin percentage and Adjusted EBITDA (as defined below), which are financial measures not recognized in accordance with U.S. GAAP. These non-GAAP financial measures are used by management to monitor and evaluate the Company’s operating performance and make strategic decisions, including these related to operating expenses, and are used by investors to understand and evaluate our operating performance. These measures are not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies. A reconciliation of these non-GAAP measures to their most directly comparable measures under U.S. GAAP is included below.

●	Contribution margin is revenue less direct costs, which consist of salaries and wages, direct marketing and general and administrative expenses attributable to pre-enrollment services, post-enrollment services, and account management functions (“direct departments”), all of which directly relate to our revenue generating activities. Contribution margin is used to monitor and evaluate financial performance for individual programs relative to planned performance targets over the whole-of-life of the programs.

●	Contribution margin percentage represents our contribution margin as a percentage of revenue.

●	Adjusted EBITDA is earnings before interest, tax, depreciation and amortization less certain non-recurring items as well as stock-based compensation expense and Legacy LTIP Cash Awards. In addition to the above, Adjusted EBITDA is used to determine non-equity incentive compensation.

The Company is not providing a quantitative reconciliation of the forward-looking non-GAAP financial measures presented under the heading FY24 Outlook. In accordance with Item10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. The Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items. The adjustments required for any such reconciliation of the Company’s forward-looking non-GAAP financial measures cannot be accurately forecast by the Company, and therefore the reconciliation has been omitted.

For each of the periods indicated, the following table presents the Company’s gross profit, as calculated in accordance with U.S. GAAP, and the Company’s contribution margin and contribution margin percentage, and reconciles contribution margin and contribution margin percentage to gross profit and gross profit percentage, respectively:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024 $’000	2023 $’000	2024 $’000	2023 $’000
Revenue	35,699	32,866	102,608	91,554
Direct salaries and wages	(13,391)	(12,847)	(38,574)	(38,177)
Direct marketing	(12,461)	(12,214)	(34,778)	(34,770)
General and administrative allocated to direct departments	(705)	(655)	(2,048)	(2,215)
Stock-based compensation allocated to direct departments	(75)	(131)	(189)	(397)
Amortization of intangible assets	(1,105)	(924)	(3,120)	(2,887)
Gross profit	7,962	6,095	23,899	13,108
Gross profit %	22.3%	18.5%	23.3%	14.3%
Adjusted to exclude the following:
Stock-based compensation allocated to direct departments	75	131	189	397
Amortization of intangible assets	1,105	924	3,120	2,887
Contribution margin	9,142	7,150	27,208	16,392
Contribution margin %	25.6%	21.8%	26.5%	17.9%

For each of the periods indicated, the following table reconciles the Company’s primary measures of profitability Adjusted EBITDA to net loss for the periods indicated:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024 $’000	2023 $’000	2024 $’000	2023 $’000
Net loss	(2,547)	(4,521)	(7,407)	(18,035)
Adjusted to exclude the following:
Income tax (benefit) expense	(50)	439	1,204	699
Interest expense	50	-	50	-
Depreciation and amortization	1,527	1,323	4,231	4,062
Stock-based compensation	751	1,220	2,170	3,103
Legacy LTIP Cash Awards	-	-	-	1,825
Restructuring	-	388	-	388
SEC registration costs	678	99	2,434	99
Adjusted EBITDA	409	(1,052)	2,682	(7,859)